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                                                                   EXHIBIT 10.15


[LOGO] UNION BANK OF CALIFORNIA


                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT ("AGREEMENT") is made and entered into as of 7/2/1999, by and between Sparta, Inc., a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A. ("Bank"). This Agreement supercedes and replaces that certain Fourth Amended and Restated Loan Agreement dated August 3, 1995, as amended.

       SECTION 1. THE LOAN

                   1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Ten Million Dollars ($10,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note. All borrowings of the Revolving Loan must be made before July 2, 2001 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

                  1.2 TERMINOLOGY.

                      As used herein the word "Loan" shall mean, collectively, all the credit facilities described above.

                      As used herein the word "Note" shall mean, collectively, all the promissory notes described above.

                      As used herein, the words "Loan Documents" shall mean all documents executed in connection with this Agreement.

                  1.3 PURPOSE OF LOAN. The proceeds of the Revolving Loan shall be used for working capital and general corporate purposes.

                  1.4 INTEREST. The unpaid principal balance of the Revolving Loan shall bear interest at the rate or rates provided in the Revolving Note and selected by Borrower. The Revolving Loan may be prepaid in full or in part only in accordance with the terms of the Revolving Note and any such prepayment shall be subject to the prepayment fee provided for therein.

                  1.5 UNUSED COMMITMENT FEE. Commencing on March 31, 2000 and on the last calendar day of each three month period thereafter, or the earlier termination of the Loan, Borrower shall pay to Bank a fee of one eighth of one percent (.125%) per year on the average unused portion of the Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days. For the period commencing December 1, 1999 through December 31, 1999, Borrower shall pay the aforementioned fee prorated for such period.


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                  1.6 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

                  1.7 DISBURSEMENT. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

                  1.8 SECURITY. Prior to any disbursement of the Loan, Borrower shall have executed a security agreement, on Bank's standard form, and a financing statement, suitable for filing in the office of the Secretary of State of the State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement. At Bank's request, Borrower will also obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrower's property located on leased or encumbered real property.

                  1.9 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.

         SECTION 2. CONDITIONS PRECEDENT

         Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

                  2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

                  2.2 BORROWING RESOLUTION. Borrower shall have provided Bank with copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

                  2.3 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

         SECTION 3. REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants that:

                  3.1 BUSINESS ACTIVITY. The principal business of Borrower is the analysis and design of systems for national defense programs.


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                  3.2 AFFILIATES AND SUBSIDIARIES. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest) and their addresses, and the names of Borrower's principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

                  3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

                  3.4 FINANCIAL STATEMENTS. The financial statements of Borrower, including both a balance sheet at December 31, 1998, together with supporting schedules, and an income statement for the twelve (12) months ended December 31, 1998 have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since December 31, 1998, there has been no material adverse change in the financial condition or operations of Borrower.

                  3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

                  3.6 LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

                  3.7 DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

                  3.8 ORGANIZATION. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

                  3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

                  3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

                  3.11 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

                  3.12 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

                  3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and


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no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

                  3.14 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

                  3.15 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

         SECTION 4. AFFIRMATIVE COVENANTS

         Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

                  4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in subsection 1.3 above.

                  4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

                  4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

                  4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

                  4.5 INFORMATION FURNISHED. Borrower will furnish to Bank:

                           (a) Within  sixty (60) days after the close of each
fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

                           (b) Within one hundred and twenty (120) days after
the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by


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independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

                           (c) As soon as available, copies of such financial
statements and reports as Borrower may file with any state or federal agency;

                           (d) Such other financial statements and information
as Bank may reasonably request from time to time;

                           (e) In connection with each fiscal year-end statement
required hereunder, any management letter of Borrower's certified public accountants;

                           (f) Prompt written notice to Bank of all events of
default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations; and

                           (g) Prior written notice to Bank of any changes in
Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

                  4.6 CURRENT RATIO. Borrower will at all times maintain a ratio of current assets to current liabilities of at least 1.25:1.0, as such terms are defined by generally accepted accounting principles except that, for the purposes of this calculation, any amounts borrower under the Revolving Loan shall be considered a current liability.

                  4.7 TANGIBLE NET WORTH. Borrower will at all times maintain Tangible Net Worth of not less than Fourteen Million Dollars ($14,000,000). "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

                  4.8 DEBT TO TANGIBLE NET WORTH. Borrower will at all times maintain a ratio of total liabilities to tangible net worth of not greater than 2.00:1.00. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

                  4.9 CASH FLOW. Borrower will maintain a ratio of Cash Flow to Debt Service of not less than 1.25:1.00. Compliance with this subsection shall be measured as of the end of each fiscal quarter. "Cash Flow" shall mean net profit after taxes to which depreciation, amortization, tax benefits relating to the stock plan, cash proceeds of stock sales and other noncash expenses are added, and from which cash purchases of stock are subtracted for the twelve (12) month period immediately preceding the date of calculation. "Debt Service" shall mean that portion of long-term liabilities and capital leases coming due within twelve (12) months of the date of calculation.

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                  4.10 INSURANCE. Borrower will keep all of its insurable
property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damages to persons and property.

                  4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

                  4.12 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

                  4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

                  4.14 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

         SECTION 5. NEGATIVE COVENANTS

         Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

                  5.1 ENCUMBRANCES AND LIENS. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased.

                  5.2 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money,

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except (a) pursuant to agreements made with Bank, and (b) indebtedness incurred for the purpose of purchasing stock from current or former employees provided, however, that payments arising from such obligations do not exceed Borrower's quarterly stock repurchase limitation.

                  5.3 SALE OF ASSETS, LIQUIDATION OR MERGER. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another in excess of 9500,000 without Bank's written consent, except for the sale of Borrower's preferred stock pursuant to the Stock Purchase Agreement dated November 18, 1994 between Borrower and Science Applications International Corporation ("SAIC") representing a maximum of twenty percent (20%) of the aggregate shares outstanding.

                  5.4 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit, except as allowed by Borrower's Stock Option Plan.

                  5.5 INVESTMENTS. Borrower will not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

                  5.6 PAYMENT OF DIVIDENDS. Borrower will not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

                  5.7 SUBORDINATION OF CERTAIN INDEBTEDNESS. Not at any time permit the aggregate principal amount outstanding under all promissory notes issued by Borrower to all former employees of Borrower and other persons in full or partial consideration for Borrower's repurchase of shares of stock in Borrower from such former employees and other persons to exceed One Million Dollars ($1,000,000) unless all such amounts in excess of One Million Dollars ($1,000,000) are subordinated to all obligations now or hereafter owed by Borrower to Bank pursuant to subordination agreements on Bank's standard form. Bank hereby acknowledges and agrees, however, that each of such subordination agreements shall permit Borrower to make, and shall permit the payee of the promissory note(s) subordinated thereby to receive, regularly scheduled payments of principal and interest under such promissory note(s) so long as Borrower has made each and every payment of principal and interest due and owing to Bank and is not in default under any of its agreements with Bank.

         SECTION 6. EVENTS OF DEFAULT

         The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

                  6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

                  6.2 Any default shall occur under the Note; or



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                  6.3 Borrower shall default in the due performance or
observance of any covenant or condition of the Loan Documents; or

                  6.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

                  6.5 There is a change in ownership or control of ten percent (10%) or more of the issued and outstanding stock of Borrower excluding the effects of the Stock Purchase Agreement with SAIC.

          SECTION 7. MISCELLANEOUS PROVISIONS

                  7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

                  7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

                  7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

                  7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

                  7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

                  7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

                  7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

                  7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.




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          SECTION 8. SERVICE OF NOTICES

                  8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

                  8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

          THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.                          SPARTA, INC.

By:    /s/ Jim Heim                         By:      /s/ Wayne Winton
   -------------------------------              -------------------------------
Name:     Jim Heim                          Name:       Wayne Winton
Title:    Vice President                    Title:      President

By:    /s/ Lance Zediker                     By:     /s/ B. Warren Knudson
   -------------------------------              -------------------------------
Name:      Lance Zediker                     Name:      B. Warren Knudson
Title:     AVP                               Title:     CFO & VP

Address:    500 S. Main St.                  Address:    23041 Av de la Carlota
            Suite 200                                    Suite 325
            Orange, CA  92868                            Laguna Hills, CA  92653

Attention:  Jim Heim                         Attention:  B. Warren Knudson
Telecopier: (714) 565-5725                   Telecopier  (949) 770-4632
Telephone:  (714) 565-5752                   Telephone   (949) 707-3406


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                                    EXHIBIT A

                             Location of Collateral

               4901 Corporate Drive
               Huntsville, Alabama 35805

               23041 Avenida de la Carlota, Suite 325
               Laguna Hills, CA 92653

               10540 Heater Court
               San Diego, CA 92128-2446

               7926 Jones Branch Drive
               Suite 900
               McLean, VA 22102-3303

               1911 N. Fort Myer Drive
               Suite 1100
               Arlington, VA 22209-1603



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


[LOGO] UNION BANK OF CALIFORNIA


                                             ORANGE COMMERCIAL BANKING GROUP

August 26, 1999

Mr. Wayne Winton, PRESIDENT
SPARTA, INC.
23041 de La Carlota, Suite 325
Laguna Hills, CA 92653-1507

Dear Wayne:

This Letter Agreement ("Agreement") will confirm the availability until July 2, 2001 of a Guideline of Credit ("Guideline") in the amount of Five Hundred Thousand Dollars ($500,000) by Union Bank of California, N. A. ("Bank") to qualifying employees of Sparta, Inc. ("Borrowers"). Advances under this Guideline ("Loans") made by Bank to Borrowers shall be for amounts not less than Twenty Five Thousand Dollars ($25,000) nor greater than Two Hundred Fifty Thousand Dollars ($250,000). At no time will Loans made to any single Borrower exceed Two Hundred Fifty Thousand Dollars ($250,000) singly or in aggregate. The aggregate amount of all loans to Borrowers as provided herein shall at no time exceed Five Hundred Thousand Dollars ($500,000). These Loans shall be collateralized by stock in Sparta, Inc. owned by individual Borrowers. Bank will lend against 40% of the value of the stock offered as collateral.

Any stock pledged to Bank to secure any Loans shall serve solely as collateral for the relevant Loans and Bank shall be obligated to relinquish said stock when the Loans and any Interest accrued thereon have been repaid in full.

Loans made under the Guideline shall be payable in equal monthly installments over a period to be selected by the Borrowers, but at a minimum of one year to a maximum of five years. The loans shall bear interest at the following rates on the following amounts:

         1. Loans of $25,000 to $200,000 at date of funding shall bear interest at the Bank's Reference Rate plus one and one-half percent (1.5%).

         2. Loans greater than $200,000 shall bear interest at the Bank's Reference Rate plus one percent (1%).

Reference Rate means the rate announced by Bank from time to time at its Corporate Headquarters as its Reference Rate. The rate on the Loans shall vary concurrently with any change in such rate plus the applicable margin.

Borrowers shall pay an upfront commitment fee of 'Two Hundred Fifty Dollars ($250) for each transaction. No portion of this fee shall be refundable.



500 South Main Street, 2nd Floor, Orange, California 92868-4538
714 565 5722   714 565 5662   Fax 714 565 5725   714 565 5770

All financial information submitted by Borrowers to Bank is true and correct in all respects upon submission insofar as may be necessary to give Bank a true and accurate knowledge of the subject matter thereof.

Before Bank is obligated to make any advance, Bank must receive all of the following, each of which must be in form and substance satisfactory to Bank:

Borrower shall have delivered to Bank the following:

         A personal financial statement completed by each Borrower along with a signed tax return for the most recent tax year.

         The original executed Promissory Note ("Note(s)")

         Collateral in the form of Stock certificates in an amount sufficient to secure any Loan(s).

         An original executed Alternative Dispute Resolution.

         Original, executed documentation that the Bank otherwise deems necessary or desirable to support the Loans.

For each Loan, Sparta, Inc. ("Purchaser") shall execute a Put Agreement on Bank's form whereby Sparta shall agree that in the event of default ("Events of Default") by any Borrowers, Sparta, Inc. will repurchase the defaulted indebtedness for the total principal and interest outstanding.

The occurrence of any of the following events ("Events of Default") in relation to any individual Loans made under the Guideline shall result in a Loan in default and shall automatically activate the Put Agreement between Bank and Sparta, Inc. and all defaulted Loans shall be governed by the terms of the Put Agreement.

         Borrowers shall default in the due and punctual payment of the principal of or the interest on the Notes, or

         Borrowers are in default in any of the terms and conditions of any documentation supporting the Loans; or

         Any representation of warranty made by Borrowers herein or in any certificate of financial or other statement heretofore or hereafter furnished by Borrowers shall prove to be in any material respect false and misleading;

         Borrowers' failure to pay debts as they come due; or the filing by a Borrower or Purchaser of any petition under the bankruptcy, reorganizations, arrangement, insolvency, or other debtor's relief laws, or the filing against any Borrowers or Purchaser of any such petition or the appointment of a receiver, trustee or liquidation of all or a substantial part of Borrower's or Purchaser's assets if the filing against Borrower or Purchaser is not dismissed within thirty
         (30) days thereafter;

         Purchaser shall commit or do, or fail to commit or do, any act or thing which would constitute an event of default under any of the terms of any other agreement, document or instrument executed, or to be executed by it and concerning a financial obligation of Purchaser, and such default shall not have been cured within any applicable period of grace provided in the agreement, document or instrument.

         All, or such as in the opinion of Bank constitutes substantially all, of the property of Borrower or Purchaser shall be condemned, seized or appropriated.

All loans made under the Guideline shall be evidenced by Bank's standard form of documentation and the terms and conditions of this Agreement are supplemental to such documentation. However, in the event of any conflict between the terms of any of the documents and this Agreement, the terms of the documents shall prevail.

If you agree to accept the terms of this Agreement, please sign the enclosed acknowledgement copy and return it on or before September 10, 1999.

UNION BANK OF CALIFORNIA, N.A.                    SPARTA, INC. (Purchaser)


By:     /s/ James Heim                       By:     /s/ Wayne Winton
    ----------------------------                 -------------------------------
            James Heim
            Vice President                   Title:              CEO
                                                    ----------------------------

By:     /s/ Margaret Furbank                 By:     /s/ B. Warren Knudson
    ----------------------------                 -------------------------------
            Margaret Furbank
            Vice President                   Title:         CFO and VP
                                                    ----------------------------